                                  EXHIBIT 4.4

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THIS SUBSCRIPTION AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT AND UNDER PROVISIONS OF APPLICABLE STATE SECURITIES LAWS.


                            6% CONVERTIBLE DEBENTURE
                             SUBSCRIPTION AGREEMENT

                               FRESH'N LITE, INC.

                 THIS AGREEMENT is executed in reliance upon the transaction exemption afforded by Regulation D as promulgated by the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended (the "Act").

         This Agreement has been executed by the undersigned in connection with the private placement of the 6% Convertible A Debenture (the "A Debentures"), and the 6% Convertible B Debenture (hereinafter referred to as the "B Debentures", and together with the A Debentures referred to as the "Debentures") of FRESH'N LITE, INC. (OTC Bulletin Board symbol "FLTT"), located at 1705 East Whaley, Longview, Texas, a corporation organized under the laws of the State of Texas, USA (hereinafter referred to as the "Company"). The terms on which the Debentures may be converted into common stock of the Company, $
0.01 par value per share, (the "Common Stock") and the other terms of the Debentures are set forth in the A Debenture due May 29, 2000 annexed hereto as Exhibit A, and the B Debenture annexed hereto as Exhibit B. In addition, the Company will sell to the entities listed on Schedule A annexed hereto (the "Subscribers" or "Purchasers"), warrants (the "Warrants") to purchase Seventy Five Thousand (75,000) shares of Common Stock of the Company per One Million Five Hundred Thousand ($1,500,000) Dollars funded to the Company by the Subscribers pursuant to this Agreement (such number of shares of Common Stock underlying the Warrants shall be pro rated for each subscription amount) which shall be exercisable for a period of five (5) years from the Closing Date (as defined herein), as per the terms of a separate Common Stock Purchase Warrant (Exhibit C annexed hereto). This Subscription and, if accepted by the Company, the offer and sale of the Debentures, Warrants, and the Common Stock underlying the Warrants and Debentures (collectively the "Securities"), are being made in reliance upon the provisions of

Regulation D under the Act. The Closing Dates shall be determined in accordance with Sections 1.1, 15, and 16 herein.

                 Each of the Subscribers hereby represents and warrants to, and agrees with the Company as follows:

                 Section 1.  Agreement to Subscribe; Purchase Price.

                 1.1      Closings.

                          (i) First Tranche Closing. The Company will sell and the Subscribers will buy, in reliance upon the representations and warranties contained in this Agreement and the A Debentures, and upon the terms and satisfaction of each of the conditions set forth in
         Section 16 below, and in the A Debentures, that principal amount of A Debentures set forth next to their names on Schedule A for an aggregate purchase price of One Million Five Hundred Thousand ($1,500,000) U.S. Dollars (the "First Tranche Purchase Price").

                          (ii)    Second Tranche Closing.   The Company will
         sell and the Subscribers will buy, in reliance upon the representations and warranties contained in this Agreement and the B Debentures, and upon the terms and satisfaction of each of the conditions set forth in Section 16 below, and in the B Debentures, that principal amount of B Debentures set forth next to their names on Schedule A for an aggregate purchase price of One Million Five Hundred Thousand ($1,500,000) U.S. Dollars (the "Second Tranche Purchase Price").

                 1.2 Form of Payment. The respective Subscribers shall pay the applicable Purchase Price by delivering good funds in United States Dollars by wire transfer to Goldstein, Goldstein & Reis, LLP, the Escrow Agent, against delivery of the original Debentures, and Warrants as per a separate Escrow Agreement, annexed hereto as Exhibit D, as payment in full for their respective portion of the Securities.

                 1.3 Wire Instructions. Wire instructions for Goldstein, Goldstein & Reis, LLP are as follows:

                 Chase Manhattan Bank, N.A.
                 ABA No. 021000021
                 For the Account of:
                   United States Trust Company of New York
                   Account No. 920-1-073195
                 In favor of:
                   Goldstein, Goldstein & Reis, LLP Attorney Escrow Account Account No. 59-01383

                 Section 2. Representations and Warranties of the Subscribers. Subscribers each acknowledge, represent, warrant and agree as follows:

                 2.1 Organization and Authorization. Each of the Subscribers is duly incorporated or organized and validly existing in the state or country of its incorporation or organization and has all requisite power and authority to purchase and hold the Securities. The decision to invest and the execution and delivery of this Agreement by the Subscribers, the performance by the Subscribers of their obligations hereunder and the consummation by the Subscribers of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Subscribers. The undersigned signatories have all right, power and authority to execute and deliver this Agreement on behalf of the Subscribers. This Agreement has been duly executed and delivered by the Subscribers and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Subscribers, enforceable against the Subscribers in accordance with its terms.

                 2.2 Evaluation of Risks. Each of the Subscribers has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction. Each Subscriber recognizes that its investment in the Company involves a high degree of risk and each Subscriber can afford the complete loss of its investment.

                 2.3 Independent Counsel. Each of the Subscribers acknowledges that it has been advised to consult with its own attorney regarding legal matters concerning the Company and to consult with its tax advisor regarding the tax consequences of acquiring the Securities.

                 2.4 Disclosure Documentation. Each of the Subscribers has received and reviewed copies of the Company's reports filed under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Act, including the Company's 10-KSBs, 10-QSBs, and registration statements, filed by the Company since April 15, 1997 (collectively, the "Reports"). Except for the Reports, the Subscribers are not relying on any other information relating to the offer and sale of the Securities. Subscribers acknowledge that the Company has offered to make available any additional public information that the Subscribers may reasonably request, including technical information, and other material information about the Company and Subscribers have been offered the Company's full and unconditional cooperation in making such information available to the Subscribers and acknowledge that the Company has recommended that the Subscribers request and review such information prior to making an investment decision. No oral or written representations have been made, or oral or written information furnished to the undersigned or its advisors, if any, in connection with the offering of the Securities which were or are in any way inconsistent with the Reports.

                 2.5 Opportunity to Ask Questions. Each of the Subscribers has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and the offering, and all such questions, if any, have been answered to the full satisfaction of each of the Subscribers.

                 2.6 Reports Constitute Sole Representations. Except as set forth in the Reports, no representations or warranties have been made to the Subscribers by (a) the Company or any agent, employee or affiliate of the Company or (b) any other person, and in entering into this transaction Subscribers are not relying upon any information, other than that contained in the Reports and the results of independent investigation by the Subscribers.

                 2.7 Each of the Subscribers is Accredited Investor. Each of the Subscribers is an "Accredited Investor" as defined in Rule 501(a) under Regulation D and included within one or more of the following categories of "Accredited Investors."

                          Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan associated or other institution as defined in
         Section 3(a)(5)A of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to
         Section 15 of the 1934 Act; any insurance company as defined in
         Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under
         Section 301(c) or (d) of the Small Business Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefits of its employees, if such plan has total assets in excess of $5,000,000; and employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in
         Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

                          Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

                          Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

                          (iv) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

                          (v) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

                          (vi) Any natural person who had an individual income in excess of $200,000 in each of the two (2) most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same income level in the current year;

                          (vii) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Act;

                          (viii) Any entity in which all of the equity owners are accredited investors; and

                          (ix) Any self-directed employee benefit plan with investment decisions made solely by persons that are accredited investors within the meaning of Rule 501 of Regulation D promulgated under the Act.

                 2.8 No Registration, Review or Approval. Each of the Subscribers acknowledges and understands that the limited private offering and sale of Securities pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Act or under the securities or "blue sky" laws, rules or regulations of any state. Each of the Subscribers acknowledges, understands and agrees that the Securities are being offered and sold hereunder pursuant to
(i) a private placement exemption to the registration provisions of the Act pursuant to Section 3(b) or Section 4(2) of such Act and Regulation D promulgated under such Act, and (ii) a similar exemption to the registration provisions of applicable state securities laws. Each of the Subscribers understands that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Subscribers set forth herein in order to determine the applicability of such exemptions and the suitability of the Subscribers to acquire the Securities.

                 2.9 Investment Intent. Without limiting their ability to resell the Securities pursuant to an effective registration statement or pursuant to an exemption from registration, each of the Subscribers is acquiring the Securities solely for their own account and not with a view to the distribution, assignment or resale to others. Each of the Subscribers understands and agrees that it may bear the economic risk of its investment in the Securities for an indefinite period of time.

                 2.10 No Advertisements. The Subscribers are not subscribing for the Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or presented at any seminar or meeting.

                 2.11 Registration Rights. The parties have entered into a Registration Rights Agreement (Exhibit E).

                 Section 3. Representations and Warranties of the Company. The Company acknowledges, represents, warrants and agrees as follows:

                 3.1 Organization/Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Texas and is in good standing under such laws. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company currently conducts its business only in the State of Texas. In the event the Company conducts business in a jurisdiction outside the State of Texas, it will become qualified to do business as a foreign corporation in such jurisdiction if the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Company.

                 3.2 Accuracy of Reports and Information. The Company is in compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the 1934 Act. The Company has registered its Common Stock pursuant to Section 12 of the 1934 Act and the Common Stock is listed and trades on the OTC Bulletin Board and the Company has applied for listing of the Common Stock on the Nasdaq Small Cap Stock Market. The Company has complied in all material respects and to the extent applicable with all reporting obligations, under either Section 13(a) or 15(d) of the 1934 Act for a period of at least twelve (12) months immediately preceding the offer and sale of the Securities (or for such shorter period that the Company has been required to file such material). Notwithstanding the foregoing, the Company represents that it filed it Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 more than ninety (90) days after the end of the Company's fiscal year and the Company filed its Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998 more than forty five (45) days after the end of the Company's fiscal quarter

                 3.3      SEC Filings/Full Disclosure.   None of the Reports
contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. The Company has timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission, except as disclosed in Section 3.2 above. There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been publicly disclosed by the Company or disclosed in writing to each of the Subscribers which (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or on earnings, business affairs, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

                 3.4 Authorization. The Company has all requisite corporate right, power and authority to execute and deliver this Agreement (and all Exhibits annexed hereto) and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company (to the extent performance will occur on or before the Closing Date), the authorization, sale, issuance and delivery of the Securities and the performance of the Company's obligations hereunder (to the extent performance will occur on or before the Closing Date) has been taken. This Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to the indemnification provisions set forth in this Agreement. Upon their issuance and delivery pursuant to this Agreement, the Securities will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that the Securities are subject to restrictions on transfer under state and/or federal securities laws. The issuance and sale of the Securities will not give rise to any preemptive right or right of first refusal or right of participation on behalf of any person.

                 3.5 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit, under, any provision of the Certificate of Incorporation, and any amendments thereto, Bylaws, Stockholders Agreements and any amendments thereto of the Company or any material mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets and which would have a material adverse effect on the Company's business and financial condition.

                 3.6 No Undisclosed Liabilities or Events. The Company has no liabilities or obligations other than those disclosed in the Reports, this Agreement or those incurred in the ordinary course of the Company's business since April 15, 1997, and which individually or in the aggregate (i) would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or on prospects, operations, earnings, business affairs, properties or assets of the Company, or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.. No event or circumstances has occurred or exists with respect to the Company or its earnings, properties, assets, business, condition (financial or otherwise), operations or prospects, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed.

                 3.7 No Default. The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it is or its property is bound, and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement or the Exhibits annexed hereto, including the conversion or exercise provision of the Securities, will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under, any material indenture, mortgage, deed of trust or other material agreement applicable to the Company or instrument to which the Company is a party or by which it is bound or any statute or the Certificate of Incorporation or by-laws of the Company, or any decree, judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties, which individually or in the aggregate (i) would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), or on prospects, operations, earnings, business affairs, properties or assets of the Company, or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

                 3.8 Absence of Events of Default. Except as set forth in the Reports and this Agreement (including all Exhibits annexed hereto), no default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become a default, has occurred and is continuing, which individually or in the aggregate (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), or on prospects, operations, earnings, business affairs, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

                 3.9 Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement (including all Exhibits annexed hereto), or the offer, sale or issuance of the Securities, or the consummation of any other transaction contemplated hereby, except as may be required by applicable securities laws.

                 3.10 Intellectual Property Rights. Except as disclosed in the Reports, the Company has sufficient trademarks, trade names, patent rights, copyrights and licenses to conduct its business as presently conducted in the Reports. Except as disclosed in the Reports, to the Company's actual knowledge its products do not infringe any trademark, trade name, patent right, copyright, license, trade secret or other similar right of others currently in existence; and there is no claim being made against the Company regarding any trademark, trade name, patent, copyright, license, trade secret or other intellectual property right which individually or in the aggregate (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), or on the prospects, operations, earnings, business affairs, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

                 3.11 Material Contracts. Except as set forth in the Reports, the agreements to which the Company is a party described in the Reports are valid agreements, in full force and effect, and the Company is not in material breach or material default under any of such agreements which individually or in the aggregate (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), or on the prospects, operations, earnings, business affairs, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement..

                 3.12 Litigation. Except as disclosed in the Reports, there is no action, proceeding or investigation pending, or to the Company's knowledge threatened, against the Company which individually or in the aggregate (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), or on the prospects, operations, earnings, business affairs, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which could have a material adverse effect on the properties, business, condition (financial or otherwise), operations or prospects of the Company.

                 3.13 Title to Assets. Except as set forth in Reports, the Company has good and marketable title to all properties and material assets described in the Reports as owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interests other than such of the foregoing as are customary or are not material to the business of the Company.

                 3.14 Subsidiaries. Except as disclosed in the Reports, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

                 3.15 Required Governmental Permits. The Company is in possession of and operating in material compliance with all authorizations, licenses, certificates, consents, orders and permits from state, federal and other regulatory authorities which are material to the conduct of its business, all of which are valid and in full force and effect.

                 3.16 Other Outstanding Securities/Financing Restrictions. Except as disclosed in the Reports, the Company has no outstanding restricted shares, or shares of Common Stock sold under Regulation S, Regulation D or outstanding under any other exemption from registration, which are available for sale as unrestricted ("free trading") stock.

                 3.17     Capitalization.  The authorized capital stock of the
Company consists of    50,000,000 shares of Common Stock, $0.01 par value per
share, of which 6,356,852 are outstanding. There are no shares of Preferred Stock currently outstanding. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

                 3.18 Dilution. The Company is aware and acknowledges that conversion of the Debentures, and/or exercise of the Warrants, may cause dilution to existing stockholders and may significantly increase the outstanding number of shares of Common Stock.

                 3.19 Employee Relations. The Company is not involved in any labor dispute, nor, to the knowledge of the Company, is any such dispute threatened. None of the Company's employees is a member of a union and the Company believes that its relations with its employees are good.

                 3.20 Environmental Laws. The Company is (i) in compliance with any and all foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants and which the Company know is applicable to them ("Environmental Laws"), (ii) has received all permits, licenses or other approvals required under applicable Environmental Laws to conduct its business, and (iii) is in compliance with all terms and conditions of any such permit, license or approval.

                 3.21 Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires, or obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operation, of the Company.

                 Section 4. Further Representations and Warranties of the Company. For so long as any Securities held by any of the Subscribers remain outstanding, the Company acknowledges, represents, warrants and agrees as follows:

                          (i) It will reserve from its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion in full of such outstanding Securities.

                          (ii) It will permit the Subscribers to exercise their right to convert the Debentures and/or exercise the Warrants by telecopying an executed and completed Notice of Conversion and/or Notice of Exercise to the Company and delivering the original Notice of Conversion and/or original Notice of Exercise and the certificate representing the Debenture and/or the original Warrant to the Company by express courier. Each business date on which a Notice of Conversion and/or Notice of Exercise is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a "Conversion Date" and/or "Exercise Date". The Company will transmit the certificates representing shares of Common Stock issuable upon conversion of any Debenture and/or exercise of any Warrants (together with the certificates representing the Debenture not so converted and/or Warrants not so exercised) to the Subscriber via express courier, by electronic transfer or otherwise, within three business days after the Conversion Date and/or Exercise Date if the Company has received the original Notice of Conversion and Debenture certificate being so converted and/or the original Notice of Exercise and Warrant being
         exercised.   In addition to any other remedies which may be available
         to the Subscribers, in the event that the Company fails to effect delivery of such shares of Common Stock within such three business day period, the Subscribers will be entitled to revoke the relevant Notice of Conversion and/or Notice of Exercise by delivering a notice to such effect to the Company whereupon the Company and the Subscribers shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion and/or Notice of Exercise. The Notice of Conversion and Debenture and/or the Notice of Exercise and Warrant representing the portion of the Debenture converted and/or Warrant exercised shall be delivered as follows:

                 To the Company:

                          Fresh'n Lite, Inc.
                          1705 East Whaley
                          Longview, Texas
                          Fax: (903) 758-1666
                          Attention:  Curtis Swanson

                 In the event that the Common Stock is not delivered by the Company (or its transfer agent) within three (3) business days after the Conversion Date and/or Exercise Date, and the Company has received the original Notice of Conversion and Debenture, the Company shall pay to the Subscriber(s), in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 of Debenture sought to be converted, $500 for each of the first ten (10) days and $1,000 per day thereafter that the shares of Common Stock issuable upon conversion of the Debentures are not delivered, and for each thousand (1,000) shares of Common Stock sought to be exercised under the Warrant, $7.50 for each of the first ten
         (10) days and $15 per day thereafter that the shares of Common Stock underlying the Warrant are not delivered, which liquidated damages shall run from the fourth business day after the Conversion Date and/or Exercise Date. Any and all payments required pursuant to this paragraph shall be payable only in cash.

                 (iii) The Company will use commercially reasonable efforts to maintain the listing of its Common Stock on the OTC Bulletin Board (or, if applicable, the Nasdaq Small Cap Stock Market), the successors thereto, or other organized United States market or quotation system. The Company has not received any notice, oral or written, affecting its continued listing, the Company will take no action which would impact their continued listing or eligibility of the Company for such listing (except for inclusion on the Nasdaq Small Cap Stock Market), and the Company is in full compliance with the listing requirements of the OTC Bulletin Board.

                 (iv) The Company covenants and agrees that for so long as any of the Common Stock issuable upon conversion of the Debentures or exercise of the Warrants, remain outstanding and continue to be "restricted securities" within the meaning of Rule

         144 under the Act, the Company shall cooperate in order to permit resales of the underlying Common Stock pursuant to Rule 144 under the Act. The Company and the Subscribers shall provide the Company's Transfer Agent any and all papers requested by the Company's Transfer Agent necessary to complete the transfer under Rule 144, including, but not limited to, opinions of counsel to the Transfer Agent.

                 Section 5. Opinion of Counsel. The Subscribers shall, upon the Closing, receive an opinion from counsel to the Company as set forth in Exhibit F.

                 Section 6. Opinion of Counsel Upon Conversion. The Company will obtain for each Subscriber, at the Company's expense, any and all opinions of counsel which may be reasonably required in order to convert the Debentures, subject only to receipt of a Notice of Conversion in the form of Exhibit G and receipt by Counsel of such representations, warranties, and documents as are determined to be necessary to comply with applicable securities laws, duly executed by the Subscriber which shall be satisfactory to the Transfer Agent, directing the Transfer Agent to remove the legend from the Common Stock certificate if the Registration Statement has been declared effective by the SEC or if another exemption is available for resale.

                 Section 7. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Securities to the public without registration, the Company agrees, for so long as the Securities are held by the Subscribers, and such action is necessary to:

                          (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, at all times after the effective date on which the Company becomes subject to the reporting requirements of the Act or the 1934 Act;

                          (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act;

                          (iii) furnish to each Subscriber forthwith, upon request, a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Act and the 1934 Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as each Subscriber may reasonably request in availing itself of any rule or regulation of the SEC allowing any Subscriber to sell any such Securities without registration.

                 Section 8. Representations and Warranties of the Company and Subscribers. Each of the Subscribers, and the Company represent, warrant, covenant, and agree to the other the following with respect to itself:

                 8.1 Approvals. Neither the Company, nor any Subscriber, is aware of any authorization, approval or consent of any governmental body which is legally required for the Company's issuance and sale of the Securities to the Subscribers.

                 8.2 Indemnification. The Company and each of the Subscribers agrees to indemnify the other, and to hold the other harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) which the other may sustain or incur in connection with the breach by the indemnifying party of any representation, warranty or covenant made by it in this Agreement.

                 Section 9. Restrictions on Conversion of Debenture. Each Subscriber or any subsequent holder of the Debenture (the "Holder") shall be prohibited from converting any portion of the Debenture which would result in any Subscriber or Holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the 1934 Act, as amended, of 4.99% or more of the then issued and outstanding Common Stock of the Company.

                 Section 10. 20% Rule Limitation. In the event the rules of the OTC Bulletin Board require, or if the Company's Common Stock becomes listed on the NASDAQ Small Cap Stock Market, the Company agrees that it will call a stockholders' meeting for the purpose of approving below market price issuances of Common Stock to the Subscribers in excess of twenty percent (20%) of the number of shares of Common Stock outstanding as of First Tranche Closing Date. In the event that the aforementioned proposal is not ratified by the stockholders, the Company agrees that it shall seek a waiver from the OTC Bulletin Board (if available) or Nasdaq Stock Market (if then listed on the Nasdaq Small Cap Stock Market) for such issuance if necessary. In the event the Company does not get such a waiver within ten (10) days after the stockholder meeting, the Company agrees that it will pay to the Subscribers the "Economic Benefit" of that number of shares of Common Stock issuable to the Subscribers above said twenty (20%) percent. The "Economic Benefit" is defined as the number of shares of Common Stock issuable to the Subscribers upon conversion pursuant to the terms hereunder and in the Debentures in excess of twenty (20%) percent of the outstanding Common Stock as of the applicable Closing Date multiplied by the Bid Price on the tenth (10th) Trading Day after the aforementioned stockholder meeting.

                 Section 11. Registration or Exemption Requirements. Each of the Subscribers acknowledges and understands that the Securities may not be resold or otherwise transferred except in a transaction registered under the Act and any applicable state securities laws or unless an exemption from such registration is available. Each of the Subscribers understands that the Securities will be imprinted with a legend that prohibits the transfer of the Securities unless (i) they are registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration other than Rule 144 under the Act and, if the Company shall so request in writing, an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the transaction is so exempt.

                 Section 12.  Legend.   The certificates representing the
Securities, which are issued prior to registration or if no exemption to registration is available, shall be subject to a legend restricting transfer under the Act, such legend to be substantially as follows:

                 "THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE OFFERED OR SOLD OR TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT."

                 The certificates representing these Securities, and each certificate issued in transfer thereof, will also bear any legend required under any applicable state securities law.

                 Section 13. Stock Delivery Instructions. The Debenture Certificates shall be delivered to each of the Subscribers on a delivery versus payment basis as set forth in the Escrow Agreement.

                 Section 14. Closing Dates. The "First Tranche Closing Date" shall be the date the Escrow Agent (i) receives the A Debentures and the First Tranche Purchase Price, and (ii) each of the conditions set forth in Sections 15 and 16, and the terms and conditions of the Escrow Agreement (Exhibit D) herein are satisfied or waived. The "Second Tranche Closing Date" shall be the date the Escrow Agent (i) receives the B Debentures and the Second Tranche Purchase Price, and (ii) each of the conditions set forth in Sections 15 and 16, and the terms and conditions of the Escrow Agreement (Exhibit D) herein are satisfied or waived

                 Section 15. Conditions to the Company's Obligation to Sell. Each of the Subscribers understands that the Company's obligation to sell the Debentures and Warrants is conditioned upon:

                          (i) The receipt and acceptance by the Company of this Subscription Agreement and all Exhibits duly executed by all other parties thereto;

                          (ii)    Delivery into escrow by each of the
         Subscribers of good cleared funds as payment in full for the purchase of the Securities;

                          (iii) All representations and warranties of each of the Subscribers contained herein shall remain true and correct in all material respects as of the Closing Date; and

                          (iv) The Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Debentures and Warrants, or shall have the availability of exemptions therefrom. At the applicable Closing Date, the sale and issuance of the Debentures, Warrants, and the proposed issuance of the Common Stock underlying the Debentures and Warrants shall be legally permitted by all laws and regulations to which each of the Subscribers and the Company are subject.


                 Section 16. Conditions to Subscriber's Obligation to Purchase Debentures. The Company agrees to sell and the Investors agree to purchase up to an aggregate principal amount of Three Million ($3,000,000) Dollars principal amount of Debentures in two separate tranches (of One Million Five Hundred Thousand ($1,500,000) Dollars principal amount each) as set forth in (a) and (b) below. The number of shares of Common Stock issuable upon conversion of the Debentures shall be determined by dividing $1,500,000 by the conversion formula contained in the applicable Debenture Certificate.

                 (a) First Tranche. The Subscribers shall purchase an aggregate principal amount of One Million Five Hundred Thousand ($1,500,000) Dollars principal amount of A Debentures (the dollar amount subscribed to for each Subscriber is set forth on Schedule A annexed hereto) upon the satisfaction of each of the following conditions:

                          (i) Acceptance by each of the Subscribers of a satisfactory Subscription Agreement and due execution by all parties of this Agreement and the Exhibits annexed hereto;

                          (ii) Delivery into escrow by the Company of an aggregate principal amount of One Million Five Hundred Thousand ($1,500,000) Dollars of original A Debentures, as more fully set forth in the Escrow Agreement attached hereto as Exhibit F;

                          (iii) All representations and warranties of the Company contained herein shall remain true and correct in all material respects as of the First Tranche Closing Date;

                          (iv) Each of the Subscribers shall have received an opinion of counsel substantially in the form of Exhibit F annexed hereto;

                          (v) The Company shall have obtained all permits and qualifications required by any state for the offer and sale of the A Debentures, and Warrants, or shall have the availability of exemptions therefrom. At the Closing Date, the sale and issuance of the A Debentures and Warrants shall be legally permitted by all laws and regulations to which the Company and each of the Subscribers are subject.

                          (vi)    The Investors shall have received
         certification that the Company has obtained shareholder approval for the Company's issuance of more than twenty (20%) percent of its Common Stock in connection with the transactions contemplated hereby, if required pursuant to the listing requirements of the OTC Bulletin Board or Nasdaq Small Cap Stock Market, to the extent the Common Stock is then so listed; and

                          (vii) Payment of fees as set forth in Section 17.6 below.

                 (b) Second Tranche. The Subscribers shall purchase an aggregate principal amount of One Million Five Hundred Thousand ($1,500,000) Dollars principal amount of B Debentures (the dollar amount subscribed to for each Subscriber is set forth on Schedule A annexed hereto), on the ninetieth
(90th) day following the Effective Date upon the satisfaction of the following conditions:

                 (i) The Subscribers shall have received certification that the Company has obtained shareholder approval for the Company's issuance of more than twenty (20%) percent of its Common Stock in connection with the transactions contemplated hereby, if required pursuant to the listing requirements of the OTC Bulletin Board or Nasdaq Small Cap Stock Market, to the extent the Common Stock is then so listed;

                 (ii) Delivery into escrow by the Company of an aggregate principal amount of One Million Five Hundred Thousand ($1,500,000) Dollars of original B Debentures, as more fully set forth in the Escrow Agreement attached hereto as Exhibit F;

                 (iii) The Subscribers shall have received an opinion of counsel of the Company as set forth in Exhibit F annexed to this Agreement, dated on the Second Tranche Closing Date;

                 (iv) The Subscribers shall have received written proof that the Registration Statement (which includes all shares of Common Stock underlying the Debentures and Warrants) has previously become effective and remains effective during the ten (10) Trading Days immediately prior to the Second Tranche Closing Date, and (A) neither the Company nor any of the Subscribers shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC's concerns have been addressed and the Investors are reasonably satisfied that the SEC no longer is considering or intends to take such action), and (B) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or related prospectus shall exist;

                 (v) The Company shall have obtained all permits and qualifications required by any state for the offer and sale of the B Debentures, or shall have the availability of exemptions therefrom. The sale and issuance of the B Debentures shall be legally permitted by all laws and regulations to which the Company is subject;

                 (vi) The Subscribers shall have received written certification that the representations and warranties of the Company contained in this Agreement and all Exhibits annexed hereto are true and correct in all material respects as of the Second Tranche Closing Date as though made at each such time (except for representations and warranties specifically made as of a particular date) with respect to all periods, and as to all events and circumstances occurring or existing to and including the Second Tranche Closing Date;

                 (vii) The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement, the B Debentures, the Escrow Agreement, the Registration Rights Agreement and the Warrants, to be performed, satisfied or complied with by the Company at or prior to the Second Tranche Closing Date;

                 (viii) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly and adversely affects any of the transactions contemplated by this Agreement or the Exhibits annexed hereto, and no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement or the Exhibits annexed hereto;

                 (ix) Since the date of filing of the Company's most recent SEC Document, no event that had or is reasonably likely to have a material adverse effect on the properties, business, condition (financial or otherwise), operations or prospects of the Company has occurred;

                 (x) The trading of the Common Stock is not suspended by the SEC or the OTC Bulletin Board, or the Nasdaq Small Cap Stock Market (if applicable), and the Common Stock shall not have been delisted from the OTC Bulletin Board or the Nasdaq Small Cap Stock Market, if applicable. The issuance of shares of Common Stock with respect to the conversion of the B Debentures shall not violate the shareholder approval requirements of the Nasdaq Small Cap Stock Market (if applicable). The Company shall not have been contacted by the NASD concerning the delisting of the Common Stock on the OTC Bulletin Board, or the Nasdaq Small Cap Stock Market (if applicable), and the Company currently meets all applicable listing requirements; and

                 (xii)    Payment of fees as set forth in Section 17.6 below.

         Notwithstanding the foregoing, the Subscribers will not be obligated to purchase the B Debenture in the event the Registration Statement has not been declared effective by the SEC prior to the first anniversary of the First Tranche Closing Date.

                 Section 17.  Miscellaneous.

                 17.1 Governing Law/Jurisdiction. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of New York, except for matters arising under the Act, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the Southern District of the State of New York or the state courts of the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any state or country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

                 17.2 Confidentiality. The Company and each of the Subscribers agrees to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement (including the names of the Subscribers) or any other information which at any time is communicated by the other party as being confidential without the prior written approval of the other party; provided, however, that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law. If for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party, including the names of the Subscribers (except information publicly available or in such party's domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties, or destroy (if the other party so requests), all schedules, documents, instruments, work papers or other written information, without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herewith.

                 17.3 Facsimile/Counterparts/Entire Agreement. Except as otherwise stated herein, in lieu of the original, a facsimile transmission or copy of the original (except the Securities) shall be as effective and enforceable as the original. This Agreement may be executed in counterparts which shall be considered an original document and which together shall be considered a complete document. This Agreement and the Exhibits annexed hereto constitute the entire agreement between the Subscribers and the Company with respect to the subject matter hereof. This Agreement may be amended only by a writing executed by all parties.

                 17.4 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

                 17.5 Reliance by Company. Each of the Subscribers represents to the Company that the representations and warranties of each Subscriber contained herein are complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with a private offering of securities.

                 17.6 Fees and Expenses. Each of the parties shall pay its own fees and expenses (including the fees of any accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby except that the Company agrees to pay: (a) on the First Tranche Closing Date, (i) to Corporate Capital Management, (A) that dollar amount in cash equal to ten (10%) percent of the First Tranche Purchase Price, and (B) a Warrant to purchase fifty thousand (50,000) shares of Common Stock; and (ii) to Goldstein, Goldstein, & Reis, LLP fifteen thousand ($15,000) dollars for legal and escrow fees; and (b) on the Second Tranche Closing Date,
(i) to Corporate Capital Management that dollar amount in cash equal to ten (10%) percent of the Second Tranche Purchase Price, and (ii) to Goldstein, Goldstein, & Reis, LLP seven thousand five hundred ($7,500) dollars for legal and escrow fees.

                 17.7 Authorization. Each of the parties hereto represents that the individual executing this Agreement on its behalf has been duly and appropriately authorized to execute the Agreement.

                 17.8 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served,
(ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by reputable courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

                 (i)      If to the Company:

                                  Fresh'n Lite, Inc.
                                  1705 Whaley
                                  Longview, Texas
                                  Attention:  Curtis Swanson
                                  Telephone: (903) 758-2811
                                  Facsimile: (903) 758-1666

                 (ii) If to the Subscribers, at the addresses and numbers listed on Schedule A annexed hereto.

         Any party hereto may from time to time change its address or facsimile number for notices under this Section by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.





                  [Remainder of Page Intentionally Left Blank]

                            [Signature Page Follows]

         IN WITNESS WHEREOF, this 6% Convertible Debenture Subscription Agreement was duly executed on the date first written below.

Agreed to and Accepted on
this      day of May 1998
     ----

FRESH'N LITE, INC.


By
  --------------------------
  Name:
  Title:


                                DOMINION CAPITAL FUND, LTD.


                                By
                                  ------------------------------
                                  Mark Valentine, Agent
                                  Executed this     day of May, 1998
                                                ---

                                CANADIAN ADVANTAGE LIMITED
                                  PARTNERSHIP


                                By
                                  ------------------------------
                                  Mark Valentine, General Partner
                                  Executed this     day of May, 1998
                                                ---

                                SOVEREIGN PARTNERS LIMITED
                                  PARTNERSHIP


                                By
                                  ------------------------------
                                  Mark Valentine, Agent
                                  Executed this     day of May, 1998
                                                ---

                                   SCHEDULE A

                               LIST OF PURCHASERS


1.       DOMINION CAPITAL FUND, LTD.
         365 Bay Street, 10th Fl.
         Toronto, Ontario  M5H 2V2
         Attention:  Mark Valentine
         Facsimile: (416) 367-8055
         Telephone: (416) 860-6130
         Initial Investment Amount:  $800,000.

2.       CANADIAN ADVANTAGE LIMITED PARTNERSHIP
         365 Bay Street, 10th Fl.
         Toronto, Ontario  M5H 2V2
         Attention:  Mark Valentine
         Facsimile: (416) 367-8055
         Telephone: (416) 860-6130
         Initial Investment Amount:  $200,000.

3.       SOVEREIGN PARTNERS LIMITED PARTNERSHIP
         365 Bay Street, 10th Fl.
         Toronto, Ontario  M5H 2V2
         Attention:  Mark Valentine
         Facsimile: (416) 367-8055
         Telephone: (416) 860-6130
         Initial Investment Amount:  $500,000.



                                      2